LEASE AGREEMENT

     THIS LEASE AGREEMENT, made in duplicate originals at Roseburg, Oregon, on this 5th day of November 1998, by and between G & I INVESTMENTS, an Oregon Partnership, hereinafter designated as "LANDLORD", and SOUTH UMPQUA BANK, hereinafter designated as "TENANT".

                             W I T N E S S E T H:

     Landlord is constructing a building (Building) and related site improvements on a parcel of property located at the corner of Pine and Cass Streets, Roseburg, Oregon. Tenant desires to lease a portion of the first floor of the building, which will consist of approximately 4,828 square feet of usable space, which area is depicted on attached Exhibits "A". The area leased to Tenant under this agreement is referred to herein as the "Leased Premises." In consideration of the covenants, agreements and stipulations herein contained on the part of the Landlord and Tenant to be observed and faithfully performed, and in consideration of the rentals to be paid as herein provided, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord the leased premises.

     (1)  Occupancy:

          a. Bui1ding and Tenant Improvements: Landlord shall construct the Building and related site improvements and all improvements for the Leased Premises (on a build-to-suit, turn-key basis, except as provided below) in accordance with plans and specifications to be approved by Landlord and Tenant. Plans and specifications for the Building and leasehold improvements shall be consistent with schematic plans prepared by Dallas W. Horn, architect, dated October 8, 1998, subject to changes thereto agreed by Landlord and Tenant. Landlord will be constructing the Building and leasehold improvements on a "fast track" basis. Final plans and specifications/working drawings for each phase of the project shall be submitted by Landlord to Tenant for approval. Such approval shall not be unreasonably withheld as long as such plans and specifications/ working drawings conform substantially to the approved schematics. The Building and Tenant improvements shall be constructed with quality materials in a good and workmanlike manner. Landlord shall construct and install all leasehold improvements for the Leased Premises including, but not limited to (except as noted below), the following:

     (i) All ceilings, light fixtures, floor coverings, and wall finishes, of good quality and as reasonably approved by Tenant;



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

     (ii) All restrooms, fully fixtured;

     (iii)All built-in counters shown on the schematics, with counter areas in conference rooms and the meeting room on the first floor plumbed and fixtured, with sink;

     (iv) All conduits for fiber optics, phone, and computer lines;

     (v)  Designated circuits to the computer room;

     Excluded from Landlord's responsibility are any modular units to be installed by Tenant, any cabinetry behind the reception area, other than built-in counters/cabinets to be provided by Landlord, appliances (except as specified above). Landlord shall be responsible for pulling all fiber optic, phone and computer lines. Landlord shall provide access to Tenant for completion of Tenant's work so that the space will be ready for occupancy when Landlord's work is completed. Any change orders made after approval of any phase of the project will be paid for by the party requesting the change order.

          b. Completion Date: Landlord shall substantially complete the Building and leasehold improvements for the Leased Premises by January 1, 1999. As used herein, "substantial completion" means that the Building and leasehold improvements have been completed in accordance with plans and specifications, as certified by Landlord's architect and accepted by Tenant, that a certificate of occupancy has been issued and the Leased Premises are ready for occupancy and use by Tenant, with only minor details of construction (punch list items) remaining to be done which do not interfere with Tenant's occupancy or use. If Landlord requires additional time and Tenant approves, the substantial completion date shall be modified to a date that is acceptable to both Landlord and Tenant. If Landlord fails to substantially complete the Building and leasehold improvements by the substantial completion date specified above or as mutually modified, Landlord shall be responsible to Tenant for any additional costs, expenses or losses that Tenant incurs because of such failure.

          c. Outside Completion Date: Notwithstanding any other provisions of this Lease to the contrary, if the Building and leasehold improvements have not been substantially completed by January 31, 1999, Tenant shall have the right to terminate the Lease.

          d. Tenant's Work: Tenant shall have access to the Leased Premises prior to substantial completion of Landlord's work, to permit Tenant to


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

     install its wiring for phone and computer hookups and to install its modular units in the Leased Premises.

          e. Original Term: The original term of this Lease shall be a period of 5 years, commencing 10 days following the date of substantial completion (as determined under Paragraph 1) but not sooner than February 1, 1999.

          f. Addendum: Leased Premises shall be measured to determine the area and the parties shall sign an instrument which establishes the area of the Leased Premises, the commencement date, and the termination date of this Lease.

          g. Renewal Terms: Tenant shall have the option of renewing this Lease for two successive terms of five years each. Each renewal term shall commence on the day following the expiration of the preceding term. The option may be exercised by written notice to Landlord not later than 90 days prior to the last day of the expiring term. The terms and conditions of the Lease for each renewal term shall be identical with the original term except for rent and except Tenant shall no longer have an option to renew this lease that has been exercised. Basic rent for the renewal term shall be an increase of the amount of basic for the original term in a percentage equal to the increase in the consumer price index published by the United States Labor Statistics, subject to the Preferred Tenant Status Clause herein.


     (2) Basic Rent: The Tenant shall pay to Landlord as rental for the above described property the sum of:

          a. $1.15 per square foot, which shall be payable on the 1st day of each month, in advance at such place as may be designated by Landlord, except that the rental for the first month of the term hereby created has been paid upon the execution of this lease, together with the rental for the last month of the term hereby created, and Landlord acknowledges receipt of said sum. If rent has not been received by Landlord by 5:00 p.m. on the 7th of the month, Tenant shall pay to the Landlord a late fee in the amount of $500.00.

          b. Rent for the first and last months of this lease term shall be prorated on a daily basis if the lease commences (by reason of prior rental payments) on a day other than the first day of the month.



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

          c. Preferred Tenant Status: Landlord hereby agrees to give Tenant preferred Tenant Status and further agrees that Landlord will not rent any space in the building, a portion of which is occupied by Tenant, for less rent per square foot than what Landlord is renting to Tenant.

     (3) Charges. Each party shall promptly pay all charges which hereafter may be lawfully levied or imposed upon said premises and chargeable to either. All sums which either party is required to pay to protect its interest in said property shall, at its election, and after notice to the other, be added or subtracted (whichever is appropriate) to unpaid rental, or, in the alternative, shall be billed to the other and shall accrue 9% interest. Such remedy shall not be deemed exclusive.

     (4) Additional Rent: All utility charges and personal property taxes that Tenant is required to pay by this Lease, and any other sum that Tenant is required to pay to Landlord (such as its prorata share of taxes and insurance under Paragraph (6) below) or to third parties shall be additional rent.

     (5) Tenant sha11 a1so pay:

          a. All taxes upon Tenant's personal property on the Premises, including trade fixtures owned by Tenant;

          b. All charges for heat, light, power, water, internal security, and other services or utilities separately metered to and used by Tenant in the Leased Premises;

          c. All janitorial services for the Leased Premises;

          d. Expenses for interior maintenance of the Leased Premises;

          e. Tenant shall also pay a prorata share of (i) janitorial costs for the common restrooms on the first floor of the Building, (ii) real property taxes and assessments, general and special, levied upon the Building, parking areas and common areas by the City of Roseburg, Douglas County, or the State of Oregon, and (iii) casualty insurance premiums paid by Landlord for the Building. (iv) Costs of ordinary maintenance of the exterior of the Building, excluding the roof, costs of maintaining the courtyard and landscaping and other common areas of the Building. Tenant's prorata share shall be a percentage equal to the ratio that the usable area of the Leased Premises bears to the total leasable space in the Building;



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

          f. Tenant shall bear the expense of any insurance insuring the property of Tenant on the Premises on risks but shall not be required to insure;

          g. All amounts which Tenant is required to reimburse Landlord for expenses incurred by Landlord in discharging Tenant's obligations; and

          h. All amounts which Tenant is required to pay by any other provision of this Lease.

          i. Tenant shall also reimburse Landlord a prorata portion of any repairs for the HVAC which are other than ordinary maintenance. Such prorata share shall be determined by the number of months remaining on the then current term of the lease, with Tenant's responsibility being a percentage determined by dividing the number of months remaining on the then current term of the lease by the total number of the months of that term.

     (6) Permitted Use: The premises shall be used for general office use.

     (7) Restrictions on Use: In connection with the use of the premises, Tenant shall:

          a. Conform to all applicable laws and regulations of any public authority affecting the premises and the use, and correct at Tenant's own expense any failure of compliance created through Tenant's fault or by reason of Tenant's use. Tenant shall not otherwise be required to make expenditures to comply with any laws or regulations, including the Americans with Disabilities Act, and in no event shall Tenant be required to make any structural changes to effect such compliance. Notwithstanding the foregoing, Tenant warrants that the Building and the Leased Premises will fully comply at all times with the Americans with Disabilities Act now in effect or as hereafter amended.

          b. Refrain from any activity which would make it impossible to insure the premises against casualty, would increase the insurance rate or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau, or its successor, allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless the Tenant pays the additional cost of the insurance, and affirmatively takes such precautions as shall be recommended by the Landlord.



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

     (8) Land1ord's Obligations: The following shall be the responsibility of the Landlord up to the point of entry to the premises:

          a. Maintenance and repair of the roof and foundations and any repairs necessitated by disrepair or defect of the roof and foundations, exterior maintenance (including periodic painting) of the Building and maintenance and repair of all common areas of the Building, parking areas, courtyard and landscaping, and repair of the heating and ventilation system in the Premises other than ordinary maintenance or repairs due to misuse, abuse of the system by Tenant or Tenant's failure to properly maintain the system. Landlord shall also be responsible for maintenance and repair of the elevator.

          b. All repairs or restoration made necessary by fire or other peril which could be covered by a standard fire insurance policy with an extended coverage endorsement, or by reason of war, or by earthquake or other natural casualty.

     (9) Tenant's Obligations: The following shall be the responsibility of the Tenant:

          a. Any interior decorating.

          b. Any repairs necessitated by the negligence of Tenant or Tenant's agents, employees or contractors, except for damage covered by Landlord's insurance required under paragraph (15).

          c. Ordinary maintenance of the heating and air conditioning systems and repairs necessary because of misuse or abuse of the system or improper maintenance.

          d. Any repairs or alterations required under Tenant's obligation to comply with laws and regulations as set forth in paragraph 7 above.

          e. All other repairs to the premises necessary to Tenant's use of the premises which Landlord is not required to make under paragraph 9 above.

     (10) Land1ord's Interference with Tenant: Any repairs, replacements, alterations or other work performed on or around the leased premise by Landlord shall be done in such a way as to interfere as little as reasonably possible with use of the premises; and work shall be done so as to result in no significant reduction in Tenant's usable area. Tenant shall have the right to an abatement of rent for any claim against Landlord for any inconvenience or disturbance resulting from Landlord's activities performed in conformance with the requirements of this provision.



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

     (11) Reimbursement for Repairs Assumed: If either party fails or refuses to make repairs which are required by this lease, the other party may make the repairs and charge the actual costs of repairs to the first party. Such expenditures by the Landlord shall bear 9% interest per annum from the date of expenditure by the Landlord. Such expenditures by the Tenant may be deducted from rent and other payments subsequently becoming due, or at Tenant's election, collected directly from the Landlord. Except in an emergency creating an immediate risk of personal injury or property damage, neither party may perform repairs which are the obligation of the other party and charge the other party for the resulting expenses unless at least thirty (30) days before work is commenced the defaulting party is given notice in writing outlining with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.

     (12) Inspection of Premises: Landlord shall have the right to inspect the premises at any reasonable time or times during normal business hours to determine the necessity of repair. Whether or not such inspection is made, the duty of the Landlord to make repairs as outlined above in any area of Tenant's possession and control shall not mature until a reasonable time after Landlord has received from Tenant notice in writing of the repairs that are required.

     (13) Alterations:

          a. Tenant may make such alterations or improvements, including signage, to the leased premises as required by Tenant's use of said premises except that all alterations and improvements so made shall comply with all applicable federal, local and state laws, rules and regulations.

     (14) Insurance Required: Landlord shall keep the Building and other improvements, including the Leased Premises, insured against all risks of direct physical loss or damage of the type normally covered by a standard fire insurance policy with endorsements for extended and special extended coverage, including coverage for additional costs resulting from debris removal and reasonable coverage for enforcement of any ordinance or law regulating reconstruction or replacement of any damaged portions of the building required to be demolished or removed by reason of enforcement of any building, zoning, safety or land use laws as a result of a covered loss, for replacement value and containing a waiver of subrogation and inflation guard protection. The cost of such insurance shall be subject to reimbursement by Tenants of the Building on a prorata basis, as provided in Paragraph (6) above. Tenant shall bear the expense of any insurance insuring the property of Tenant on the premises against such risks, but shall not be required to insure said property, whether or not said property be personal or an improvement to said premises.



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

     (15) Waiver of Subrogation: The parties shall obtain from their respective insurance carriers waivers of subrogation against the other party, agents, employees and, as to the Tenant, invitees. Neither party shall be liable to the other for any loss or damage caused by fire or any of the risks enumerated in a standard fire insurance policy with an extended coverage endorsement if such insurance was obtainable at the time of such loss or damage. The party benefiting from a waiver of subrogation clause in an insurance policy shall pay any additional premium required to obtain such a clause within 10 days after being notified by the other party of such additional cost, unless the benefiting party can obtain such insurance satisfactory to the first party.

     (16) Partial Damage: If the leased premises are partly damaged and paragraph 17 below does not apply, the property shall be repaired as follows:

          If the Leased Premises are partly damaged and Paragraph (17) does not apply, the Leased Premises shall be repaired by Landlord at Landlord's expense. Repairs shall be accomplished with all reasonable dispatch, subject to interruptions and delays from labor disputes and matters beyond the control of Landlord. Rent shall be abated to the extent the Leased Premises is untenantable subsequent to the damage and during the period of repair.

     (17) Destruction: If the Building or the Leased Premises are destroyed or damaged such that the cost of repair exceeds fifty per cent (50%) of the value before the damage, the parties shall proceed as follows:

          a. Either Landlord or Tenant may elect to terminate the lease as of the date of damage or destruction by notice given to the other party in writing not more than 45 days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid rent or other amounts paid by Tenant and attributable to the anticipated term subsequent to the termination date.

          b. In the absence of an election under (a) above, Landlord shall proceed to restore the leased premises to substantially the same form as prior to the damage or destruction so as to provide for the Tenant usable space equivalent in quantity and character to that before the damage. Work shall be commenced as soon as reasonably possible, and thereafter shall proceed without interruption except


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

     for work stoppages on account of labor disputes and matters not under control of the Landlord. Rent shall be abated from the date of damage until the premises are tenantable.

          c. In either event, rent shall be abated from the date of damage except when the damage occurs solely because of the fault of the Tenant.

     (18) Damage Late in Term: If damage or destruction to which the paragraph immediately above would apply occurs within six (6) months prior to the end of the then-current lease term, Tenant may elect to terminate the lease by notice in writing to Landlord given within thirty (30) days after the date of the damage. Such termination shall have the same effect as termination by the Landlord under paragraph 17(a) above.

     (19) Partial Taking: If a portion of the leased premises is condemned and paragraph 20 does not apply, the lease shall continue on the following terms:

          a. The proceeds of condemnation shall be divided between Tenant and Landlord in accordance with the allocation of said damages made by the condemning authority.

          b. Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the premises as are necessary to restore the remaining premises to a condition as comparable as reasonably practicable to Landlord may, but shall not be required to, perform alterations prior to the actual taking after the portion to be taken has been finally determined. Rent shall be abated to the extent the premises are untenantable during the period of alterations and repair.

          c. After the date on which title vests in the condemning authority, or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the property in anticipation of taking, the rent shall be reduced commensurately with the reduction in value of the leased premises as an economic unit on account of the partial taking. If the parties are unable to agree upon the amount of the reduction of rent, the amount shall be determined by arbitration in the same manner as is provided for determination of rent during a renewal period.

          d. If a portion of the Landlord's property not included in the leased premises is taken and severance damages are awarded on account of the leased premises as a result of change of grade of adjacent streets or other activity by a public body not involving a physical taking of any portion of the land, this shall be regarded


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

     as a partial condemnation to which paragraphs (a) and (c) next above apply, and the rent shall be reduced to the extent of diminution of value of the premises as though a portion had been physically taken.

     (20) Total Taking: If a condemning authority takes all of the leased premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use which Tenant was then making of the premises, the lease shall terminate as of the date title vests in the condemning authorities. Shall the parties not agree whether the premises are reasonably unsuitable, they shall select an agreeable arbitrator to decide if the premises are reasonably unsuitable. The decision of the arbitrator shall be binding upon the parties. Such termination shall have the same effect as a termination under paragraph 17(a) above. The proceeds of condemnation shall be divided between Tenant and Landlord in accordance with the allegation of said damages made by the condemning authority, or as their intent may equitably appear if such allocation is not made.

     (21) Sale in Lieu of Condemnation: Sale of all or part of the leased premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this lease as a taking by condemnation.

     (22) Liens:

          a. Except with respect to activities for which Landlord is responsible, the Tenant shall pay as due all claims for work done on and for services rendered or materials furnished to the leased premises and shall keep the premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the rate of 9% per annum from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant's default.

          b. Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, so long as Landlord's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Tenant shall within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or a sufficient corporate surety bond or other security satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees and other charges that could accrue as a result of a foreclosure or sale under the lien.

          (23) Indemnification: Tenant shall indemnify and defend Landlord from any claim, loss or liability arising out of or related to any activity of Tenant on the leased premises, or any condition created by Tenant including the presence of hazardous substances on, in or about the premises placed there by Tenant, of the leased premises in the possession or under the control of Tenant, or failure to effect any repair or maintenance required by this lease. Tenant's duty to indemnify shall not apply to or prevent any claim by Tenant against Landlord for injury or damage to Tenant or Tenant's property for which Landlord may be liable. Landlord shall indemnify and defend Tenant from any claim, loss or liability arising out of or relating to any activity of Landlord on the property, or any condition of the Building, other than a condition created by Tenant and arising out of or related to the presence of hazardous substances, on, in or about the property unless placed there by Tenant.

          (24) Liability Insurance: Before going into possession of the premises, Tenant shall procure, and thereafter during the term of this lease shall continue to carry, the following insurance at Tenant's cost:

          a. Public liability and property damage insurance in a reasonable company with limits of not less than $500,000 for injury to one person, $1,000,000 for injury to two or more persons in one occurrence, and $500,000 for damage to property. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on, or any condition of, the leased premises. Certificates evidencing such insurance and bearing endorsements requiring ten (10) days written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the property.

          b. Worker's Compensation from the State Accident Insurance fund or from a responsible private carrier. Private insurance shall provide the schedule of employee benefits required by law and shall provide employer's liability coverage with limits as required by law. Tenant shall supply Landlord with satisfactory evidence of public coverage or with certificates of private coverage in the same form as required above for Tenant's general liability insurance.



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

     (25) Landlord's Warranty: Landlord warrants that it is the owner of the leased premises free of all encumbrances except the balance owed upon any loans to pay the purchase price and has the right to lease them. Landlord will defend Tenant's right to quiet enjoyment of the lease premises from the lawful claims and demands of all persons during the lease term.

     Landlord has complied with all Environmental Laws at its premises and the business of Landlord has been conducted there so as not to give rise to any claim, whether directly or indirectly, from the use, treatment, storage, disposal, release, spill, generation, manufacture, transportation or handling of hazardous substances. As used in this Lease, "Environmental Laws" shall mean any federal, state or local law, statute, regulation or ordinance which lists, defines, regulates, controls or proscribes the use, treatment, storage, disposal, generation, manufacture, transportation or handling of "hazardous substances". As used in this Lease, "hazardous substances" shall mean materials that, because of their quantity, concentration of physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The term includes, without limitation, petroleum products or crude oil or any fraction thereof and any and all hazardous or toxic substances, materials or wastes as defined or listed under any Environmental Laws.

     (26) Assignment and Sublease: No part of the leased property may be assigned, mortgaged or otherwise subleased, nor may a right of use of any portion of the leased property be conferred on any third person, except as provided hereinabove, without the prior written consent of Landlord. This provision shall apply to all transfers by operation of law and executors and legatees. No consent in one instance shall prevent this provision from applying to a subsequent instance. The Landlord shall consent to a transaction where Landlord's consent is required by this provision when withholding such consent would be unreasonable in the circumstances.

     (27) Default: The following shall be events of default:

          a. Failure of Tenant to comply with any term or condition or fulfill any obligation of this lease, including payment, within thirty (30) days after written notice by Landlord specifying the nature of the default with reasonable particularity.

          b. Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of an involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within thirty (30) days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within ten (10) days.

     (28) Termination: In the event of a default, the lease may be terminated at the option of the Landlord by notice in writing to Tenant. The notice may be given before or within thirty (30) days after the running of the grace period for default and may be included in a notice of failure of compliance given under paragraph 28(b) and (c) above. If the property is abandoned by Tenant in connection with a default, termination shall be automatic and without notice.

     (29) Damages Without Termination: If this lease is not terminated by election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant.

     (30) Re-entry After Termination: If the lease is terminated for Tenant's defaults, Tenant's liability to Landlord for damages shall survive such termination, and the rights and obligations of the parties shall be as follows:

          a. Tenant shall vacate the property immediately, remove any property of Tenant including any fixtures which Tenant is required to remove at the end of the lease term, perform any clean up, alterations or other work required to leave the property in the condition required at the end of the term, and deliver all keys to Landlord.

          b. Landlord may re-enter, take possession of the premises and remove any personal property by legal action or by self-help with the use of a reasonable force and without liability for damages.

     (31) Reletting: Following re-entry or abandonment, Landlord shall make all reasonable efforts to relet the premises and in that connection may:

          a. Make any suitable alterations or refurbish the premises, or both, or change the character or use of the premises.

          b. Relet the premises for a term longer or shorter than that term of this lease upon reasonable terms and conditions.

     (32) Damages: In the event of termination on default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future rent or until the date fixed for expiration of the lease term, the following amounts as damages:

          a. Any excess of: (i) the value of all of Tenant's obligations under this lease, including the obligation to pay rent, from the date of default until the end of the term, over (ii) the reasonable rental value of the property for the same period figured as of the date of default, the net result to be discounted to the date of default at 121 per annum.

          b. The reasonable costs of re-entry and reletting, including without limitation the cost of clean up, removal of Tenant's property and fixtures, or any other expense occasioned by Tenant's failure to quit the premises upon termination and to leave them in the required condition, attorney fees, court costs, broker commissions and advertising costs.

          c. Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

     (33) Condition of Premises: Upon expiration of the lease term or earlier termination on account of default or termination without default, Tenant shall deliver all keys to the Landlord and surrender the leased premises in good condition, reasonable wear and tear excepted. Alterations constructed by Tenant shall not be removed by Tenant unless such alterations can be removed without damage to the remaining premises, or such damage to the remaining premises as is occasioned by the removal of said alterations is repaired. Depreciation and wear from ordinary use for the purpose for which the premises were let need not be restored to original condition, but all repair for which Tenant is responsible shall be completed before the latest practical date prior to such surrender.

     (34) Fixtures:

          a. All fixtures placed upon the leased premises during the term by Tenant shall be the Tenant's property provided Tenant shall remove said fixtures prior to the latest practical date prior to surrender of the leasehold. All other personal property shall remain the property of Tenant if placed on the lease premises by Tenant.

          b. The time for removal of any property or fixtures which the Tenant has the right to remove and wishes to remove from the leased premises upon termination shall be as follows:

                    (i) On or before the date the lease terminates because of expiration of the original or any renewal, or because of default.

                    (ii) Within  thirty  (30) days after  notice from the
               Landlord requiring such removal where the property to be removed is a fixture which Tenant is not required to remove.

     (35) Holdover

          a. At the expiration of the lease term, Tenant may continue to occupy said premises as a month-to-month tenant subject to Landlord's right to terminate such tenancy upon thirty (30) days' notice. Such occupancy shall be subject to all of the provisions of the lease except the provisions for term and renewal. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures which the Tenant may remove under this lease shall constitute a failure to vacate to which this paragraph shall apply if the property not removed substantially interferes with the occupancy of the premises by another Tenant or with occupancy by Landlord for any purpose.

          b. If a month-to-month tenancy results from a holdover by Tenant, the tenancy shall be terminable upon thirty (30) days' written notice.

     (36) Nonwaiver: Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future, or of any other provision.

     (37) Attorney's Fees: If a civil action is instituted in connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover in addition to costs such sum as the Court may adjudge reasonable as attorney fees at trial or by any appellate court upon appeal.

     (38) Context: The covenants herein shall be binding upon the benefits and advantages shall inure to the respective heirs, legal representatives, successors and assigns of the parties hereto. Whenever used, "Landlord" and "Tenant" shall include their successors in interest, the singular the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

     (39) Notices: Any notice required or permitted under this lease shall be given when actually delivered or when deposited in the United States mail, addressed as follows:

             Landlord:     G & I Investments
                           P.O. Box 909
                           Roseburg, OR 97470

             Tenant:       South Umpqua Bank
                           Registered Agent:
                           445 SE Main Street
                           Roseburg, OR 97470

or to such other address as may be specified from time to time by either of the parties in writing.

     (40) Parking: Landlord shall provide Tenant with not less than 8 spaces, marked and designated for the exclusive use of Tenant and its customers, located on the north side of the building, and an additional nine (9) spaces for employee parking in the lot on the south side of the building closest to Mosher Street.

     (41) Taxes: Landlord shall pay all real property taxes and assessments levied on the building and the land upon which it is situated, including the parking areas for the Building, subject to Tenant's obligation to reimburse Landlord for Tenant's prorata share of such taxes, as provided in Paragraph 6e. If the land upon which the Building and the parking areas for the Building are situated consists of more than one tax lot or if the tax lots on which the Building and parking for the Building are situated are used by others or for purposes in addition to the Building and its Tenants, in calculating the taxes which are subject to reimbursement on a prorata basis, the amount of taxes for the land shall be only that portion of the land taxes that are reasonably attributable to the Building and parking for the Building, including common areas, as determined by Landlord and as reasonably approved by Tenant.

     (42) Signage: Tenant shall have the exclusive right to place a sign on the north side of the building. The sign shall be secured flat on the wall of the building and shall be no larger than _____ feet by _______ feet. Landlord agrees that it shall not allow any other tenant to place a sign on the exterior of the building without first obtaining the written permission of South Umpqua Bank, which shall not be unreasonably withheld. In addition, Tenant shall have the right to place a pilon sign in the landscaping area around the building, the specific site to be mutually agreed on between the Landlord and Tenant.



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

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.


LANDLORD:

G & I INVESTMENTS


By:  /s/ David Gilbert
     ----------------------------
     David Gilbert

TENANT:

SOUTH UMPQUA BANK


By:  /s/ Raymond P. Davis
     ----------------------------
      Raymond P. Davis
      Registered Agent  11/5/98